Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

March 2012 Performance Update

The Frontier Fund Supplement Dated March 30, 2012 to Prospectus Dated April 30, 2011 and the Supplement to the Prospectus Dated January 31, 2012.

The Frontier Fund Class 1 New

T H E  F RO N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

March performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	March 30, 2012 MTD	March 30, 2012 YTD	NAV / Unit
Frontier Diversified Series-1	-1.63%	-4.20%	$95.23
Frontier Long/Short Commodity Series-1a	-1.04%	-0.96%	$120.55
Frontier Masters Series-1	-2.52%	0.70%	$100.95

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of March 30, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$58,241.87
Unrealized trading gain/(loss)	(1,004,626.14)
Less: commissions	(91,742.41)
Less: FCM fees	(135,472.89)
Foreign currency gain/(loss)	18,504.76
Interest income	104,361.13

Total Income	(1,050,733.68)
EXPENSES
Management fees	89,816.42
Incentive fees	(139,254.49)
Broker service fees	114,702.66

Total Expenses	65,264.59

Net Income (Loss)	$(1,115,998.27)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	726,288.75668	$70,305,613.01	96.80
Current month additions	7,046.29605	680,927.70
Current month redemptions	(18,495.68188)	(1,798,589.66)
Net Income (loss) for current month		(1,115,998.27)

Net Asset Value, end of current month	714,839.37085	$68,071,952.78	95.23

	Monthly rate of return		-1.63%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(351,249.49)
Unrealized trading gain/(loss)	266,336.52
Less: commissions	(16,665.28)
Less: FCM fees	(38,929.61)
Foreign currency gain/(loss)	2,091.68
Interest income	33,713.11

Total Income	(104,703.07)
EXPENSES
Management fees	59,361.27
Incentive fees	11,470.47
Broker service fees	33,158.39

Total Expenses	103,990.13

Net Income (Loss)	$(208,693.20)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	163,610.66063	$19,928,917.53	121.81
Current month additions	5,443.66725	664,065.15
Current month redemptions	(2,375.64952)	(291,801.98)
Net Income (loss) for current month		(208,693.20)

Net Asset Value, end of current month	166,678.67836	$20,092,487.50	120.55

	Monthly rate of return		-1.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$190,361.38
Unrealized trading gain/(loss)	(984,982.89)
Less: commissions	(26,100.82)
Less: FCM fees	(69,256.45)
Foreign currency gain/(loss)	(3,359.46)
Interest income	59,073.62

Total Income	(834,264.62)
EXPENSES
Management fees	76,670.68
Incentive fees	(64,270.93)
Broker service fees	58,616.27

Total Expenses	71,016.02

Net Income (Loss)	$(905,280.64)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	347,346.88979	$35,970,069.59	103.56
Current month additions	5,812.39279	597,614.11
Current month redemptions	(6,217.23437)	(639,471.13)
Net Income (loss) for current month		(905,280.64)

Net Asset Value, end of current month	346,942.04821	$35,022,931.93	100.95

	Monthly rate of return		-2.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series 1

THE FRONTIER FUND DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$106,317.92
Unrealized trading gain/(loss)	(1,857,578.00)
Less: commissions	(169,622.82)
Less: FCM fees	(250,497.62)
Foreign currency gain/(loss)	34,282.49
Interest income	192,973.71

Total Income	(1,944,124.32)
EXPENSES
Management fees	166,073.70
Incentive fees	(257,543.65)
Broker service fees	126,876.37

Total Expenses	35,406.42

Net Income (Loss)	$(1,979,530.74)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	Aggregate Unit Value $’s per unit *
Net Asset Value, end of prior month	1,311,776.89558	$129,757,828.94	98.92
Current month additions	9,153.19645	894,827.70
Current month redemptions	(29,512.00397)	(2,922,680.31)
Net Income (loss) for current month		(1,979,530.74)

Net Asset Value, end of current month	1,291,418.08806	$125,750,445.59	97.37

	Monthly rate of return		-1.56%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,228,616.45)
Unrealized trading gain/(loss)	934,798.23
Less: commissions	(58,630.57)
Less: FCM fees	(85,235.85)
Foreign currency gain/(loss)	7,397.27
Interest income	118,558.32

Total Income	(311,729.05)
EXPENSES
Management fees	295,464.61
Incentive fees	38,979.30
Broker service fees	39,448.20

Total Expenses	373,892.11

Net Income (Loss)	$(685,621.16)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	Aggregate Unit Value $’s per unit *
Net Asset Value, end of prior month	500,870.57672	$71,279,520.37	142.31
Current month additions	8,689.18946	1,125,092.70
Current month redemptions	(13,633.15369)	(2,064,792.79)
Net Income (loss) for current month		(685,621.16)

Net Asset Value, end of current month	495,926.61249	$69,654,199.12	140.45

	Monthly rate of return		-1.31%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series

THE FRONTIER FUND MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$289,573.84
Unrealized trading gain/(loss)	(1,502,066.51)
Less: commissions	(39,801.88)
Less: FCM fees	(105,607.59)
Foreign currency gain/(loss)	(5,127.54)
Interest income	90,080.44

Total Income	(1,272,949.24)
EXPENSES
Management fees	116,912.83
Incentive fees	(98,003.33)
Broker service fees	62,462.05

Total Expenses	81,371.55

Net Income (Loss)	$(1,354,320.79)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	Aggregate Unit Value $’s per unit *
Net Asset Value, end of prior month	520,636.25979	$54,790,871.63	105.24
Current month additions	6,454.90253	667,614.11
Current month redemptions	(7,451.42726)	(771,081.17)
Net Income (loss) for current month		(1,354,320.79)

Net Asset Value, end of current month	519,639.73506	$53,333,083.78	102.63

	Monthly rate of return		-2.47%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series